Exhibit 99.1

Investor Contact:    Terry Hammett, Investor Relations
(614) 289-5384
Terry.Hammett@cvgrp.com

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES IMPACT
OF TAX CUTS AND JOBS ACT OF 2017

Long term impact: Lower effective tax rate and lower cash taxes

NEW ALBANY, OHIO, February 12, 2018 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company” or “CVG”) (NASDAQ: CVGI) announces that, in light of the recently passed federal tax reform legislation (“Tax Cuts and Jobs Act of 2017”), the Company will be required to revalue its net deferred tax assets to reflect the future impact of lower corporate tax rates and to establish a liability for tax on the deemed repatriation of earnings of certain foreign affiliates. The preliminary assessment of the impact of the new tax legislation is a negative impact in the fourth quarter 2017 with an expected positive impact on the Company’s future after-tax earnings, and is subject to, among other things, the clarification and implementation of the new tax legislation by regulatory bodies.

Tim Trenary, Chief Financial Officer, said, “Preliminarily, we believe the new tax legislation will result in a charge in the fourth quarter 2017 of approximately $11 million. Approximately two thirds of this is a non-cash charge arising from the revaluation of our net deferred tax assets. The remainder of the charge is a tax on the deemed repatriation of earnings of certain of our foreign affiliates, payable over eight years. The impact on our fourth quarter 2017 earnings notwithstanding, we believe the legislation will result in a lower future effective tax rate and lower cash taxes for the Company – this legislation is a net positive for us.”

“We continue to see strong demand in our two largest end markets, especially the heavy-duty truck market in North America. The Tax Cuts and Jobs Act of 2017 should be good for business as well as economic growth. We expect that in the long term the lower tax rates will benefit CVG’s earnings.” said Pat Miller, Chief Executive Officer.

Commercial Vehicle Group will hold its quarterly conference call on Tuesday, March 13, 2018, at 10:00 a.m. ET, to discuss its fourth quarter and fiscal year 2017 financial results. The Company will issue a press release with quarterly conference call details shortly.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc., a Delaware (USA) corporation, (and its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the medium-and heavy-duty truck market, the medium-and heavy-construction vehicle markets, the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational (ATV/UTV) markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, Class 8 North America build rates, performance of the global construction equipment business, expected cost savings, the Company’s initiatives to address customer needs, organic growth, the Company’s economic growth plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company's ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck, construction, aftermarket, military, bus, agriculture and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company's customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) security breaches and other disruptions to our information systems and our business; (ix) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (x) the Company’s ability to comply with the financial covenants in its revolving credit facility and term loan facility; (xi) fluctuation in interest rates relating to the Company's term loan facility and revolving credit facility; (xii) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives; (xiii) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xiv) volatility and cyclicality in the commercial vehicle market adversely affecting us; (xv) the geographic profile of our taxable income and changes in valuation of our deferred tax assets and liabilities impacting our effective tax rate; (xvi) changes to domestic manufacturing initiatives impacting our effective tax rate related to products manufactured either in the United States or in international jurisdictions; (xvii) implementation of tax changes, by the United States or another international jurisdiction, related to products manufactured in one or more jurisdictions where we do business; and (xviii) various other risks as outlined under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ending December 31, 2016 and Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 2017. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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